Exhibit 99.1
Contact: Patrick C. Lee
Director, Investor and Media Relations
1.800.2GEVITY (1.800.243.8489), x3301
patrick.lee@gevity.com
GEVITY APPOINTS CHIEF OPERATING OFFICER
BRADENTON, FL, October 4, 2007 - Gevity (NASDAQ: GVHR), which serves as the full-service human resources department for small- and mid-sized businesses, announced today the company’s intention to appoint Michael J. Lavington to the newly created position of Chief Operating Officer. Mr. Lavington is a U.K. citizen and his appointment to Chief Operating Officer is subject to the approval of work authorization. Mr. Lavington has been serving as a director of Gevity since September 2006. Once COO, Mr. Lavington will report to Chairman and Chief Executive Officer Erik Vonk to take an end-to-end perspective on all operating processes. His focus as COO will be on:
•	Championing client satisfaction and coordinating actions required to deliver further enhancements;

•	Supporting a substantial expansion of Gevity’s sales force by assisting with sourcing, recruiting, training and tooling of the company’s Business Development Managers;

•	Orchestrating and bringing together all operational and training aspects of Gevity Edge Select, allowing the company to deliver accelerated sales growth complemented by a seamless enrollment experience for Gevity clients.
Mr. Lavington has worked in executive HR roles and at the Managing Director level for major U.K. and U.S. corporations. He has also been a main Board Director of Mecca Leisure Group, a U.K. FTSE company. In the late 1980’s, Mr. Lavington was the Divisional Managing Director of Mecca Leisure’s Overseas Division, which included the Hard Rock Cafe Group. More recently, from 1997 to 1999, he was President and CEO of Resorts USA Inc., a subsidiary of the Rank Group, where he also served as the Group HR Director from 1990 to 1997. From 2000 until 2002, he was Senior Vice President HR and Property for Global Telesystems (GTS). In 2003, he became an independent business consultant and has served clients in both the U.K. and the U.S. Mr. Lavington has been a director of Gevity since 2006.
”Since Mike joined the Board in 2006, it became apparent that Gevity could potentially benefit directly from his operational and senior HR management experience in a more hands-on role than his Board membership allowed for,” commented Erik Vonk, Gevity’s Chairman and Chief Executive Officer. “Following the appointments of Garry Welsh and Jim Hardee, Mike will round out an exceptional executive team that we believe will allow us to fully capitalize on the foundation we have built and materialize our plans to further scale development for Gevity Edge and Gevity Edge Select.”
press release

About Gevity
Thousands of small and mid-sized businesses nationwide leverage the flexibility and scalability of Gevity’s human resources (HR) solution to help them maximize the return on investment in their people. Essentially, Gevity serves as the full-service HR department for these businesses, providing each employee with support previously only available at much larger companies. Gevity delivers the Gevity Edge™, a comprehensive solution comprised of innovative management and administration services, helping employers to streamline HR administration, optimize HR practices, and maximize people and performance. This solution enables both businesses and their employees to achieve their full potential, giving them an edge over competitors. Gevity’s unique approach features Gevity OnSite™, experienced HR Consultants based in local markets backed by nationwide resources and easy-to-use technology, including Gevity OnLine™ and Gevity OnCall™. For more information, call 1.800.2GEVITY (1.800.243.8489) or visit gevity.com.
A copy of this press release can be found on the company’s Web site at gevity.com.
Pursuant to the Private Securities Litigation Reform Act of 1995, the company is hereby providing cautionary statements to identify important factors that could cause the company’s actual results to differ materially from forward-looking statements contained in, or implied by, this press release. Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection,” “preliminary,” “forecast” and similar expressions. The results or events contemplated by forward-looking statements are affected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the company to control or predict, such as risks relating to the following: to the company’s guidance, including the challenges to achieving the company’s growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, retaining clients through annual benefit enrollment, penetrating the middle market and opening new geographic offices, and its long-term performance standards, our dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers’ compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in our quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers’ compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an “employer” due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company’s filings with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made and you should not place undue reliance on any forward-looking statement. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.
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press release